EXHIBIT 99.1

Phoenix Footwear Group, Inc.

PHOENIX FOOTWEAR GROUP, INC. ANNOUNCES

THIRD QUARTER FISCAL 2006 FINANCIAL RESULTS

•	Net sales increased 6.4% year-over-year to $37 million

•	Organic growth of 8.8% year-over-year

•	Net income of $343,000, or $0.04 per diluted share

•	The Company refinances its debt facilities on November 13th

Carlsbad, CA, November 15, 2006 — Phoenix Footwear Group, Inc. (AMEX: PXG), a multi-brand footwear, apparel and accessories company, announced today consolidated results for the three and nine months ended September 30, 2006.

Net sales for the third quarter increased 6.4% to $36.5 million compared to $34.3 million for the third quarter of fiscal 2005. The net sales growth was attributable to strong performance by the Chambers Belt and Royal Robbins brands. The Company reported organic growth of 8.8%, which excludes the Tommy Bahama Footwear brand acquired during the third quarter of fiscal 2005. Organic growth was lead by a 38.7% increase in Chambers and a 28.6% increase in Royal Robbins sales. On a trailing twelve month basis, net sales through the third quarter increased 49.7% to $144.8 million, compared to $96.7 million in the same period a year ago. This increase was primarily associated with the Chambers Belt and Tommy Bahama Footwear acquisitions which occurred during June 2005 and August 2005, respectively.

The Company’s net income for the third quarter was $343,000, or $0.04 per share, on 8.2 million fully diluted weighted-average shares outstanding, compared to net income of $981,000, or $0.12 per share, on 8.4 million fully diluted weighted-average shares outstanding for the comparable quarter during the previous fiscal year. On a trailing twelve month basis, net income increased 158.3% to $3.1 million, compared to $1.2 million a year ago.

Commenting on the quarter, Jim Riedman, Phoenix Footwear’s Chairman and CEO, said, “During the third quarter, we took aggressive action to completely redesign and reposition the Tommy Bahama Footwear line. The resulting 2007 Spring line is now complete, has been approved by our licensor, and we expect to deliver the initial shipments during late December. Additionally, we aggressively liquidated slow moving and discontinued products in anticipation of our new offerings and incurred abnormally high operating expenses associated with our accelerated design and development timetable. As a result, the Tommy Bahama Footwear division generated a pre-tax loss of approximately $1.2 million, or $0.09 per diluted share. Weak sales results in the Company’s Trask and Altama divisions also adversely impacted operational improvements from our other divisions. For the remainder of fiscal 2006, we expect to report a fourth quarter loss due to our continued repositioning efforts at Tommy Bahama Footwear and anticipated continued weak performance at Trask and Altama. However, we remain optimistic that our Tommy Bahama redesign investment, along with the Spring 2007 open order positions for the majority of our divisions, will put us in a strong position to achieve substantial operating improvement in fiscal 2007 and beyond.”

Gross margin in the third quarter of fiscal 2006 was 36.0%, compared to 36.7% in the third quarter of 2005. The decrease in gross margin was due to an increased level of close-out sales and inventory write-downs, during the quarter, primarily within the Company’s Tommy Bahama Footwear and Trask divisions along with an increased level of mass market sales which generate lower gross margins than the Company’s other distribution channels.

Operating costs increased to $11.1 million, compared to $9.8 million in the third quarter of fiscal 2005. The increase was attributable to a full quarter of operating costs associated with the Tommy Bahama Footwear brand, operating expenses associated with the Company’s newly formed Canadian subsidiary and increased selling expenses incurred to support higher sales levels. Operating expenses as a percentage of sales were 30.3% in the third quarter, as compared to 28.5% in the third quarter of fiscal 2005.

Operating income for the third quarter was $2.1 million, compared to operating income of $2.8 million in the third quarter of fiscal 2005. EBITDA for the third quarter was $3.0 million, compared to EBITDA of $3.7 million in the third quarter of fiscal 2005.

During the third quarter of 2006, interest expense totaled $1.5 million, compared to $1.2 million in the comparable prior fiscal year period. This increase is primarily related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.

For the nine months ended September 30, 2006, net sales increased 46.9% to $111.7 million compared to $76.0 million for the comparable prior-fiscal year period. The increase is a result of both overall organic growth of the Company’s legacy brands and the inclusion of the Chambers and Tommy Bahama Footwear brands for the full nine month period. Organic growth during the first nine months of fiscal 2006 was 8.1% as increases at Royal Robbins and Altama were offset by declines in the other legacy brands. Chambers and Tommy Bahama contributed 28.8% and 8.9% to the fiscal year-to-date net sales, respectively.

Net income for the nine months ended September 30, 2006 was $3.0 million, or $0.37 per fully diluted share, compared to net income of $1.1 million, or $0.14 per diluted share, for the comparable period a year ago. Weighted-average shares outstanding for the two periods were 8.2 million and 8.1 million, respectively. Included in the 2006 nine-month net income results is a $1.5 million purchase price gain adjustment related to the Altama acquisition which was recorded in the first quarter.

Gross margins for the nine months ended September 30, 2006 were 37.6% of net sales, compared to 38.1% for the comparable prior fiscal year period. The decrease in the gross margin percentage was due to the two most recent acquisitions, which generate lower gross margins than the Company’s other branded products, and a higher level of footwear close-out and mark down sales as compared to the comparable prior fiscal year period.

Operating costs for the first nine months of fiscal 2006 totaled $33.6 million, or 30.1% of net sales, versus $25.0 million, or 32.9% of net sales for the comparable prior fiscal year period. Operating income for the first nine months of fiscal 2006 was $8.4 million, or 7.5% of net sales, up significantly from $4.0 million, or 5.3% of net sales, for the same fiscal period a year ago.

For the nine months ended September 30, 2006, interest expense totaled $4.4 million, compared to $2.1 million in the comparable prior-year period. This increase is related to increased acquisition and working capital debt associated with brand acquisitions and higher interest rates.

Unit Results

Royal Robbins

Third quarter fiscal 2006 net sales for Royal Robbins continued to be very strong reaching $9.5 million, an increase of 28.6%, compared to $7.4 million a year ago. The move to direct sales in Canada earlier in the year continues to benefit the brand’s sales and margins. Royal Robbins continues to see healthy sell-through in all of its retail accounts, particularly at REI, and the long-term outlook for the brand is very positive. However, growth is expected to moderate somewhat through the first half of 2007 due to the closing of the Dick’s Sports and Academy Sports accounts, which took place earlier in the year and the anniversary in January of the move to direct sales in Canada.

Tommy Bahama

Net sales from the Tommy Bahama Footwear brand totaled $1.3 million, or 3.5% of total net sales. During the quarter, the Company made considerable investments in development of a new women’s and men’s shoe and accessories product line for Spring 2007. The line has been approved, and is currently in production with an expected ship date of December 2006. During the third quarter however, management focused on the reorganization of the brand which required a high level of discontinued product sales. The brand was successful in eliminating a substantial portion of its old inventory, which resulted in a pre-tax loss for the division of approximately $1.2 million, or approximately $0.09 per diluted share. Looking forward, the Company is very encouraged by the new product design and quality, and has received initial orders from Tommy Bahama Retail, Nordstrom, Macy’s and other retailers. With the new management team in place, strong brand recognition, and the new look and feel of the product, the Company is very encouraged by the 2007 outlook for Tommy Bahama Footwear.

Chambers

Chambers’ net sales for the third quarter of fiscal 2006 increased 38.7% to $13.5 million, compared to $9.7 million for the third quarter of fiscal 2005. During the quarter, the Company continued its expansion into the mass market retail channels, including Wal-Mart and Kmart, and shipped significant orders to Tractor Supply Company. The Chambers’ Route 66 private label products have shipped to 1,400 Kmart stores. The strong growth in each of the current accounts was slightly offset by weaker sales in the junior product category primarily at independent retailers. Overall the business is trending positively and the Company remains optimistic about Chambers’ future performance.

Altama

Altama’s net sales for the third quarter of fiscal 2006 decreased 39.0% to $3.8 million, compared to net sales of $6.2 million for the third quarter of fiscal 2005. The decrease in net sales during the third quarter resulted primarily from a reduction in the Department of Defense (DoD) product deliveries. The Company’s DoD contract expired on September 30, 2006 and the Company submitted a bid for a new five-year contract in

August. The Company expects to receive notification from the DoD by the end of the first quarter of fiscal 2007 of contract awardees. As of October 31, 2006, the Company has a strong backlog of approximately 200,000 pairs, or $10 million, of firm military boot delivery orders from the DoD and others to be delivered during the fourth quarter of fiscal 2006 and the first quarter of fiscal 2007. There is no certainty that Altama will be awarded any future DoD boot solicitations, and if Altama does not receive an award from its current solicitation, or future awards, the Company could be adversely affected.

During the quarter, the Company continued to ship its EXO-Speed™ tactical boots. Due to the steady demand for the product and the growing number of new accounts, the Company continues to commit additional resources to the product line. Additionally, the Company commercialized its new license agreement with The American Red Cross during the quarter and received orders for 10,000 pairs which are in production and expected to ship in the first quarter of fiscal 2007. Currently Altama has 13 American Red Cross product designs. In spite of a weak quarter, the Company believes that its strong order backlog and opportunities with American Red Cross institutional products should positively impact Altama’s future performance.

SoftWalk

SoftWalk net sales increased 3.0% to $3.1 million, compared to $3.0 million for the third quarter of fiscal 2005. The brand’s sales and margins improved due to stronger demand and a lower level of close-out sales. SoftWalk opened 13 new accounts during the quarter including Amazon.com. SoftWalk’s strong future order position supports continued sales acceleration and the Company believes the brand should perform well in fiscal 2007.

Trotters

Third quarter Trotters sales increased 1.2% to $4.3 million, compared to $4.2 million for the same quarter a year ago. Twenty-six new accounts were opened during the quarter including adding seven incremental doors at Nordstrom. A lower level of close-out sales, improved margins and robust future orders should enable Trotters to maintain its current growth trend into fiscal 2007.

H.S. Trask

Net sales for H.S. Trask decreased 41.6% to $1.1 million in the third quarter, compared to $1.8 million a year ago. The brand experienced higher close-out sales as a result of inventory reduction initiatives including moving out of older product lines. During September, the Company hired David Pompel as President of the division. Mr. Pompel joins the Company with 22 years of experience in the retail and wholesale sporting goods and traditional men’s and women’s clothing industries. His experience includes store management, buying, and product and marketing management. Most recently, Mr. Pompel was Director of Product and Brand at ECCO USA, Inc. Previously he held various senior positions at The Timberland Company, Adidas AG and Reebok International Limited. Additionally, the brand’s new Fall 2006 line, the first in several seasons, began shipping in October 2006. The Company considers the Trask division as a work in progress and anticipates positive contributions from this division in 2007.

Balance Sheet

As of September 30, 2006, Phoenix Footwear’s cash and cash equivalents totaled $1.2 million. Additionally, the Company had $58.2 million in debt, including its outstanding line of credit.

On November 13, 2006 the Company refinanced with its current lender its existing revolving credit facility, term loan and bridge loan. The new facility includes a five-year $28 million revolving credit facility, a $24 million five-year term loan, and a $10 million 15-month term loan. The revolving credit facility and $24 million term loan initially carry an interest rate of LIBOR plus 3.5% and 4.0%, respectively, or the base rate plus  3/4%. The $10 million term loan initially accrues interest at LIBOR plus 7.0%. The interest rates on all of the loans adjust quarterly based on the Company’s average borrowings compared to adjusted EBITDA. The $24 million term loan is amortized on a quarterly basis while the $10 million loan is interest-only until it matures and is payable in full in February 2008.

Third Quarter 2006 Conference Call

Phoenix Footwear will host a conference call to discuss the third quarter results today at 8:30 a.m. Eastern Time. To participate in the conference call, investors should dial 800-811-8845 ten minutes prior to the scheduled start time. International callers should dial 913-981-4905. For those unable to participate in the live call, a replay will be available beginning at 11:30 a.m. Eastern Time today, through November 22, 2006, at midnight Eastern Time. To access the replay, dial 888-203-1112 (passcode: 9964443). International callers should dial 719-457-0820 and use the same. The call will also be broadcast live over the Internet and can be accessed on the Investor section of Phoenix Footwear’s website at www.phoenixfootwear.com. For those unable to participate during the live broadcast, the webcast will be archived.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, designs, develops and markets a diversified selection of men’s and women’s dress and casual footwear, belts, personal items, outdoor sportswear and travel apparel. The Company’s moderate-to-premium priced brands include Royal Robbins® apparel, the Tommy Bahama Footwear®, Trotters®, SoftWalk®, Strol®, H.S. Trask®, and Altama® footwear lines, and Chambers Belts®. Emphasizing quality, fit and traditional and authentic designs, these brands comprise over 100 different styles of footwear, 750 styles of personal accessories, and over 250 styles of apparel products, primarily sold through department stores, specialty retailers and catalogs. Phoenix Footwear Group, Inc. is traded on the American Stock Exchange under the symbol PXG.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbors created thereby. These forward-looking statements include, but are not limited to, statements regarding expected financial performance and improvements, statements regarding the expected benefits of current and future contracts and orders, and/or statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” or similar expressions. Investors are cautioned that all forward- looking statements involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Many of these risks and uncertainties are discussed in Phoenix Footwear’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 filed with the Securities and Exchange Commission (the “SEC”), and in any subsequent reports filed with the SEC, all of which are available at the SEC’s website at www.sec.gov. These include without limitation: risks related to the Company’s acquisition efforts, and the integration of recently acquired brands; the risk of dilution to investors and increased leverage from the financing of recent and any future acquisitions; the difficulty in evaluating the Company’s recent operating results given the significance of the Company’s recent acquisitions to its operations; the company’s ability to obtain waivers and amendments to its secured credit arrangement in the event of default; the risk of foreclosure on the Company’s assets by its lenders from the occurrence of events of default that are not waived; the failure to obtain future DoD boot solicitation or be awarded DoD contracts; risks of contract performance; risks of contract termination, either for default or for the convenience of the U.S. government; adverse results of U.S. government audits of our U.S. government contracts; risks associated with complex U.S. government procurement laws and regulations; delays in acceptance of delivery of government orders; adverse changes in U.S. government spending priorities; the concentration of the Company’s sales to a relatively small group of customers; changing consumer preferences and fashion trends; competition from other companies in the Company’s markets; the potential financial instability of the Company’s customers; the Company’s ability to protect its intellectual property rights; the risk of losing third party trademark licenses; the Company’s ability to manage inventory levels; fluctuations in its financial results as a result of the seasonality in its business; the risks of doing business in international markets; the Company’s reliance on independent manufacturers; disruptions in the Company’s manufacturing system; the loss of one or more senior executives; fluctuations in the price, availability and quality of raw materials; a decline in general economic conditions; the possibility of impairment charges resulting from future adjustments to the value of goodwill recorded in connection with past or future acquisitions; the risk of dilution to stockholders’ ownership percentage as the result of the exercise of outstanding stock options; the negative effect on investment value and growth opportunities from a charge to earnings from the compensation of employees under its employee retirement plan; and, the control over the Company by a principal stockholder. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements included in this press release will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. All forward-looking statements included in this press release are based on our current expectations and projections about future events, based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statements.

The Company has discussed organic net sales growth which is a non-GAAP financial measure of reported net sales. Organic net sales growth for the current quarter excludes net sales of the Tommy Bahama Footwear brand acquired in August 2005 while organic net sales for the first nine months of fiscal 2006 and for the trailing 12 months excludes the net sales of both the Chambers Belt brand acquired in June 2005 and the Tommy Bahama Footwear brand. Management believes that discussing organic net sales growth provides a better understanding of the Company’s performance and trends than reported results because it allows for more meaningful comparisons of current-period results to that of prior periods on a comparable basis. The Company has also discussed EBITDA, which is a “non-GAAP financial measure” and represents net earnings before interest expense, income taxes, depreciation and amortization. EBITDA is provided because the Company believes it is an important measure of liquidity. EBITDA should not be construed as an alternative to net income as an indicator of the Company’s operating performance, or as an alternative to cash flows from operating activities as a measure of the Company’s liquidity, as determined in accordance with generally accepted accounting principles. The Company may calculate EBITDA differently than other companies. A reconciliation of organic net sales growth is contained in the financial tables in this release under the heading “Condensed Net Sales Information” and a reconciliation of EBITDA is contained in the financial tables in this release under the heading “Non-GAAP Reconciliation - EBITDA.”

Phoenix Footwear Group, Inc.

Consolidated Condensed Balance Sheets

	As of September 30, 2006	As of December 31, 2005
	(Unaudited)
ASSETS
Current assets:
Cash	$1,150,000	$566,000
Accounts receivable, net	29,800,000	21,803,000
Inventories, net	35,468,000	37,232,000
Other current assets	3,212,000	2,388,000

Total current assets	69,630,000	61,989,000
Property, plant & equipment, net	4,520,000	4,538,000
Goodwill & unamortizable intangibles	56,374,000	58,968,000
Intangible assets, net	10,200,000	12,082,000
Other assets	845,000	1,314,000

	$141,569,000	$138,891,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,853,000	$13,215,000
Accrued expenses	5,389,000	3,752,000
Notes payable - current	3,100,000	9,425,000
Other liabilities	1,049,000	1,545,000

Total current liabilities	21,391,000	27,937,000
Notes payable, non-current	55,091,000	46,116,000
Other long term liabilities	1,560,000	2,685,000
Deferred income tax	8,129,000	8,129,000

Total liabilities	86,171,000	84,867,000
Stockholders’ equity	55,398,000	54,024,000

	$141,569,000	$138,891,000

Phoenix Footwear Group, Inc

Condensed Net Sales and Pro-forma Net Sales Information

(Unaudited)

	Net Sales by Brand Quarter Ended
	September 30, 2006	October 1, 2005	Growth / Decline
			Dollars	Percent
Trotters	$4,287,000	$4,235,000	$52,000	1.2%
SoftWalk	3,080,000	2,990,000	90,000	3.0%
H.S. Trask	1,066,000	1,824,000	(758,000)	-41.6%
Royal Robbins	9,501,000	7,390,000	2,111,000	28.6%
Altama	3,758,000	6,157,000	(2,399,000)	-39.0%
Chambers (1)	13,469,000	9,710,000	3,759,000	38.7%

	35,161,000	32,306,000	2,855,000	8.8%
Tommy Bahama (2)	1,292,000	1,969,000	(677,000)	-34.4%

	$36,453,000	$34,275,000	$2,178,000	6.4%

	Nine Months Ended
	September 30, 2006	October 1, 2005	Growth / Decline Dollars Percent
Trotters	$11,536,000	$11,792,000	($256,000)	-2.2%
SoftWalk	8,655,000	9,355,000	(700,000)	-7.5%
H.S. Trask	4,740,000	5,529,000	(789,000)	-14.3%
Royal Robbins	27,191,000	21,230,000	5,961,000	28.1%
Altama	17,456,000	16,443,000	1,013,000	6.2%

	69,578,000	64,349,000	5,229,000	8.1%

Chambers (1)	32,181,000	9,710,000
Tommy Bahama (2)	9,907,000	1,969,000

	$111,666,000	$76,028,000

(1)	The Company acquired substantially all of the net assets of Chambers Belt Company on June 29, 2005.

(2)	The Company acquired substantially all the net assets of the Paradise Shoe Company and the Tommy Bahama footwear license rights on August 4, 2005.

Phoenix Footwear Group, Inc.

Consolidated Condensed Statement of Operations

	For the Quarter Ended				For the Nine Months Ended
	September30, 2006		October 1, 2005		September 30, 2006		October 1, 2005
Net sales	$36,453,000	100.0%	$34,275,000	100.0%	$111,666,000	100.0%	$76,028,000	100.0%
Cost of goods sold	23,319,000	64.0%	21,703,000	63.3%	69,652,000	62.4%	47,026,000	61.9%

Gross profit	13,134,000	36.0%	12,572,000	36.7%	42,014,000	37.6%	29,002,000	38.1%
Operating expenses:
Selling and administrative expenses	$10,573,000	29.0%	$9,090,000	26.5%	$32,700,000	29.3%	$22,850,000	30.1%
Non cash 401k stock grant compensation	161,000	0.4%	233,000	0.7%	484,000	0.4%	700,000	0.9%
Amortization	310,000	0.9%	433,000	1.3%	960,000	0.9%	814,000	1.1%
Other expense, net	14,000	—%	2,000	—%	(551,000)	—%	617,000	0.8%

Total operating expenses	11,058,000	30.3%	9,758,000	28.5%	33,593,000	30.1%	24,981,000	32.9%

Income from operations	2,076,000	5.7%	2,814,000	8.2%	8,421,000	7.5%	4,021,000	5.3%
Interest expense	$1,528,000		$1,156,000		$4,367,000		$2,121,000

Income before income taxes	548,000	1.5%	1,658,000	4.8%	4,054,000	3.6%	1,900,000	2.5%
Income tax provision	$205,000		$677,000		$1,023,000		$779,000

Net income	$343,000	0.9%	$981,000	2.9%	$3,031,000	2.7%	$1,121,000	1.5%

Earnings per common share:
Basic	$0.04		$0.12		$0.38		$0.15
Diluted	$0.04		$0.12		$0.37		$0.14
Weighted-average shares outstanding:
Basic	7,927,306		8,001,439		7,905,209		7,688,673
Diluted	8,203,837		8,371,290		8,188,667		8,057,542

Phoenix Footwear Group, Inc

Non-GAAP Reconciliation - EBITDA

(Unaudited)

	Quarter Ended				Trailing Twelve Months
	December 31, 2005	April 1, 2006	July 1, 2006	September 30, 2006
Operating Income	$1,640,000	$5,410,000	$935,000	$2,076,000	$10,061,000
Depreciation and Amortization	705,000	591,000	625,000	677,000	2,598,000

EBITDA	$2,345,000	$6,001,000	$1,560,000	$2,753,000	$12,659,000

	Quarter Ended				Trailing Twelve Months
	January 1, 2005	April 2, 2005	July 2, 2005	October 1, 2005
Operating Income (loss)	($603,000)	$2,400,000	($1,193,000)	$2,814,000	$3,418,000
Depreciation and Amortization	466,000	401,000	445,000	732,000	2,044,000

EBITDA	($137,000)	$2,801,000	($748,000)	$3,546,000	$5,462,000

Contacts:

Kenneth Wolf	Andrew Greenebaum/Allyson Pooley
Chief Financial Officer	Integrated Corporate Relations, Inc.
Phoenix Footwear Group, Inc.	(310) 954-1100
(760) 602-9688	agreenebaum@icrinc.com or apooley@icrinc.com

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